Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES UPCOMING INVESTOR CONFERENCE SCHEDULE

Columbus, Ohio, May 25, 2022. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced that members of management will participate in the following investor conferences:

On June 1, 2022, Jason Niswonger, Chief Administrative and Sustainability Officer and Darren Hicks, Director of Investor Relations, are scheduled to attend the KeyBanc Capital Markets Industrial & Basic Materials Conference in Boston, MA. Management will be participating in the conference in-person.

On June 2, 2022, Michael Miller, Chief Financial Officer, Jeffrey Hire, President of External Affairs, and Darren Hicks, Director of Investor Relations, are scheduled to attend the Loop Capital Markets 2022 Investor Conference in New York, NY. Management will be participating in the conference in-person.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net

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